Exhibit 10.10

FIRST AMENDMENT TO THE
AMENDED AND RESTATED EMPLOYMENT AGREEMENT OF DAVID HERING

This First Amendment to the Amended and Restated Employment Agreement of David Hering (the “Amendment”) is entered into this 23rd day of February 2022 (the “Amendment Effective Date”), by and between David Hering (the “Executive”) and Adagio Therapeutics, Inc. (the “Company”).

Recitals

WHEREAS, the Company and the Executive have entered into that certain Amended and Restated Employment Agreement dated August 5, 2021 (the “Executive Agreement”); and

WHEREAS, the Company desires to continue to employ Executive as its Chief Operating Officer and to employ the Executive as its Interim Chief Executive Officer and the Executive desires to accept such employment and to perform the duties to the Company on the terms and conditions hereinafter set forth in this Amendment; and

WHEREAS, the Company and the Executive wish to amend the Executive Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valid consideration, the sufficiency of which is acknowledged, the parties hereto agree as follows:

Agreement

1.
Amendment to Section 1(b). Section 1(b) of the Executive Agreement is hereby amended by replacing the first paragraph in Section 1(b) in its entirety with the following:

The Executive shall serve as the Chief Operating Officer of the Company and shall have such powers and duties as customarily associated with the office of Chief Operating Officer, and as may from time to time be prescribed by the Chief Executive Officer of the Company (the “CEO”), subject to the direction and control of the CEO. In his service as Chief Operating Officer, the Executive shall report to the CEO.

As of February 23, 2022 (the “Amendment Effective Date”), the Executive shall additionally serve as the Interim Chief Executive Officer of the Company and shall have such powers and duties as customarily associated with the office of Interim Chief Executive Officer, and as may from time to time be prescribed by the Board of Directors of the Company (the “Board”), subject to the direction and control of the Board. In his service as Interim Chief Executive Officer, the Executive shall report to the Board.

2.
Amendment to Section 1(c). Section 1(c) of the Executive Agreement is hereby amended by replacing the second paragraph in Section 1(c) in its entirety with the following:

The Executive agrees not to engage actively in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the CEO (or the Board, if while serving as Interim Chief Executive Officer); provided, however, that Executive may, without such approval, serve in any capacity with any civic, educational, or charitable organization, participate in industry affairs and manage Executive’s family’s personal passive investments, and engage in the activities set forth in Appendix A to this Agreement, provided that in each case such services do not materially interfere with Executive’s obligations to the Company, create a conflict of interest, violate any of the Executive’s Continuing Obligations (as defined in Section 9 below) or cause any reputational damage to the Company as reasonably determined by the Board.

3.
Amendment to Section 2.
a.
Section 2(a) is hereby replaced in its entirety as follows:

Base Salary. The Company will continue to pay Executive, as compensation for the performance of the Executive’s duties and obligations hereunder, salary at the rate of $510,000 per year, less applicable deductions. The Executive’s salary shall be subject to annual review not later than March 31st of each year for possible increase by the Board or the Compensation Committee of the Board (the “Compensation Committee”), which may be adjusted from time to time. The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for its executive officers. As of the Amendment Effective Date, and while Executive serves as Interim Chief Executive Officer, Executive shall receive a monthly stipend of $7,500, less applicable deductions.

b.
Section 2(b) is hereby amended by inserting the following sentence immediately following the end of the third sentence in Section 2(b):

Subject to the foregoing, as of the Amendment Effective Date and while Executive serves as Interim Chief Executive Officer, the Target Bonus will be sixty percent (60%) of the Base Salary. For the calendar year 2022, the Annual Bonus shall be calculated as follows: (i) for the period during which Executive serves only as Chief Operating Officer, the Target Bonus will be forty percent (40%) of Executive’s actual base salary for the calendar year 2022; and (ii) for the period during which Executive serves as Interim Chief Executive Officer, the Target Bonus will be sixty percent (60%) of an assumed base salary of $600,000.

4.
The Company and the Executive further agree that this Amendment does not constitute grounds for “Good Reason” pursuant to Section 3(e) of the Executive Agreement, or otherwise constitute any trigger for the Company’s payment of any severance benefits to Executive pursuant to the Executive Agreement. The Company and Executive further agree that Executive’s title of Interim Chief Executive Officer is temporary, and neither the removal of the Interim Chief Executive Officer title, nor the diminution of the interim related duties, will constitute grounds for “Good Reason” pursuant to Section 3(e) of the Executive Agreement.

5.
Except as modified or amended in this Amendment, no other term or provision of the Executive Agreement is amended or modified in any respect. Executive remains employed “at will.” The Executive Agreement and its exhibits, the Employee Proprietary Information and Inventions Assignment Agreement, and this Amendment, set forth the entire understanding between the parties with regard to the subject matter hereof and supersedes any prior oral discussions or written communications and agreements. This Amendment cannot be modified or amended except in writing signed by the Executive and an authorized officer of the Company.

The parties have executed this First Amendment to the Amended and Restated Employment Agreement of David Hering on the day and year first written above.

Adagio Therapeutics, Inc.

/s/ René Russo

__________________________________

René Russo
Chairperson of the Board of Directors

Executive

/s/ David Hering

_________________________________

David Hering

I hereby acknowledge and reaffirm my obligations pursuant to the Employee Proprietary Information and Inventions Assignment Agreement.

/s/ David Hering

__________________________________

David Hering

Date: 3/25/2022